Exhibit 10.12

TRUST AMENDMENT

April 21, 2023

THIS AMENDMENT TO THE INVESTMENT MANAGEMENT TRUST AGREEMENT (this “Amendment”) is made as of April 21, 2023, by and between Banyan Acquisition Corporation, a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Trustee”). Capitalized terms contained in this Amendment, but not specifically defined in this Amendment, shall have the meanings ascribed to such terms in that certain Investment Management Trust Agreement, dated January 19, 2022, by and between the parties hereto (the “Trust Agreement”).

WHEREAS, a total of $246,330,000 was placed in the Trust Account from the IPO and sale of private warrants;

WHEREAS, Section 1(i) of the Trust Agreement provides that the Trustee is to liquidate the Trust Account and distribute the Property in the Trust Account after (x) receipt of, and only in accordance with, a Termination Letter; or (y) upon the date which is the later of (1) 15 months after the closing of the Offering (or up to 21 months after the closing of the Offering if the Company extends the time to complete a business combination as described in the Prospectus) and (2) such later date as may be approved by the Company’s stockholders in accordance with the Company’s amended and restated certificate of incorporation if a Termination Letter has not been received by the Trustee prior to such date;

WHEREAS, Section 6(c) of the Trust Agreement provides that Section 1(i) of the Trust Agreement may only be amended with the approval of the holders of 65% of all of the outstanding shares of Common Stock and Class B common stock of the Company voting together as a single class (the “Consent of the Stockholders”);

WHEREAS, the Company obtained the Consent of the Stockholders to approve this Amendment; and WHEREAS, each of the Company and the Trustee desire to amend the Trust Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.Amendments to Trust Agreement.

a.The following recital is hereby added as the third recital to the Trust Agreement:

WHEREAS, if a Business Combination (as defined below) is not consummated within the initial 15 month period following the closing of the Offering, upon the request of the Company’s sponsor (the “Sponsor”), the Company may extend such period (an “Extension”) by eight months, subject to the Sponsor or its affiliates or permitted designees providing two calendar days’ advance notice (by April 19, 2023) (the “Deadline”);

b.   Section 1(i) of the Trust Agreement is hereby amended and restated in its entirety as follows: Commence liquidation of the Trust Account only after and promptly following (x) receipt of, and only in accordance with the terms of, a letter from the Company (the “Termination Letter”) in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, as applicable, signed on behalf of the Company by its Chairman, Chief Executive Officer, President, Chief Financial Officer, Secretary or other authorized officer of the Company (an “Authorized Representative”), and complete the liquidation of the Trust Account and distribute the Property in the Trust Account, including interest (which interest shall be net of any taxes payable thereon, and less up to $100,000 of interest that may be released to the Company to pay dissolution expenses), only as directed in the Termination Letter and other documents referred to therein, or (y) upon the date which is the later of (1) 15 months after the closing of the Offering (or up to 23 months after the closing of the Offering if the Company exercises the eight-month extension described in the Company’s amended and restated certificate of incorporation, as it may be further amended) and (2) such later date as may be approved by the Company’s stockholders in accordance with the Company’s amended and restated certificate of incorporation, as amended from time to time, if a Termination Letter has not been received by the Trustee prior to such date, in which case the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached as Exhibit B and the Property in the Trust Account, including interest (which interest shall be net of any taxes payable thereon, and less up to $100,000 of interest that may be released to the Company to pay dissolution expenses) shall be distributed to the Public Stockholders of record as of such date;

c.A new Section 1(l) is hereby added as follows:

(l) Upon receipt of an extension letter (the “Extension Letter”) substantially similar to Exhibit E hereto by the Deadline, signed on behalf of the Company by an executive officer, follow the instructions set forth in the Extension Letter.

d.A new Exhibit E of the Trust Agreement is hereby added as follows:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Attn: Francis Wolf and Celeste Gonzalez

Re: Trust Account Extension Letter

Ladies and Gentlemen:

Pursuant to Section 1(l) of the Investment Management Trust Agreement between Banyan Acquisition Corporation (the “Company”) and Continental Stock Transfer & Trust Company, dated as of January 19, 2022, as amended by the Amendment, dated April 21, 2023 (the “Trust Agreement”), this is to advise that the Company is extending the time available to consummate a Business Combination for an additional eight (8) months, from April 24, 2023 to December 24, 2023 (the “Extension”).

This letter shall serve as the notice required with respect to the Extension at or prior to the Deadline. Capitalized words used herein and not otherwise defined shall have the same meaning as defined in the Trust Agreement.

Very truly yours,

Banyan Acquisition Corporation

By:

Name:

Title:

2.Miscellaneous Provisions.

2.1. Successors. All the covenants and provisions of this Amendment by or for the benefit of the Company or the Trustee shall bind and inure to the benefit of their permitted respective successors and assigns.

2.2.Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and that shall be valid and enforceable.

2.3. Applicable Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York.

2.4. Counterparts. This Amendment may be executed in several original or facsimile counterparts, each of which shall constitute an original, and together shall constitute but one instrument.

2.5. Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

2.6. Entire Agreement. The Trust Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first set forth above.

BANYAN ACQUISITION CORPORATION

		By:	/s/ Keith Jaffee
		Name:	Keith Jaffee
		Title:	Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, AS TRUSTEE

By:	/s/ Francis Wolf
Name:	Francis Wolf
Title:	Vice President